Exhibit (d)(2)(i)

1290 FUNDS

FORM OF AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

FORM OF AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of April 1, 2016 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, (doing business as “1290 Asset Managers”), a limited liability corporation organized in the State of Delaware (“1290 Asset Managers” or “Adviser”) and AXA Investment Managers, Inc., a Delaware Corporation (“AXA IM” or “Sub-Adviser”).

1290 Asset Managers and AXA IM agree to modify the Investment Sub-Advisory Agreement dated as of September 1, 2014 (“Agreement”) as follows:

1. New Fund. 1290 Asset Managers hereby appoints AXA IM as the Sub-Adviser to 1290 Global Talents Fund (“New Fund”).

2. Existing Fund. The Manager hereby reaffirms its appointment of the Sub-Adviser as an investment adviser to the 1290 High Yield Bond Fund.

3. Duration of Agreement.

a.	With respect to the New Fund, the Agreement will continue in effect for a period of two years from the date first set forth above and may be continued thereafter pursuant to subsection (b) below.

b.	With respect to the New Fund, the Agreement shall continue in effect annually after the date specified in subsection (a), only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Fund. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Fund affected by the Agreement, or (b) all the Funds of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Funds of the Trust for which the Sub-Adviser is appointed as the investment adviser and the fee payable to the Sub-Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC (doing business as 1290 Asset Managers)		AXA INVESTMENT MANAGERS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Xavier Thomin
	Steven M. Joenk Chairman, Chief Executive Officer and President	Name: Xavier Thomin
Title: Head of the Americas

APPENDIX A

FORM OF AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

WITH

AXA INVESTMENT MANAGERS, INC.

Related Portfolios	Annual Sub-Advisory Fee Rate***

High Yield Portfolios, which shall consist of the following Portfolio and Other Portfolio(s) or Allocated Portion(s)*: EQ/High Yield Bond Portfolio** 1290 High Yield Bond Fund	0.39% of the High Yield Portfolios’ average daily net assets up to and including $50 million; 0.37% of the High Yield Portfolios’ average daily net assets in excess of $50 million and up to and including $250 million; 0.35% of the High Yield Portfolios’ average daily net assets in excess of $250 million and up to and including $500 million; and 0.33% of the High Yield Portfolios’ average daily net assets in excess of $500 million.

1290 Global Talents Fund	0.45% of the Fund’s average daily net assets up to and including $50 million; 0.40% of the Fund’s average daily net assets in excess of $50 million and up to and including $150 million; 0.35% of the Fund’s average daily net assets in excess of $150 million and up to and including $250 million; and 0.30% of the Fund’s average daily net assets in excess of $250 million.

*	Other Portfolio or Allocated Portions are other registered investment companies (or series or portions thereof) that are Advised by the Adviser and sub-advised by the Sub-Adviser, which are classified as “High Yield Portfolios.”
**	Fee paid with respect to this Portfolio shall be based only on the Portion of the Portfolio’s average daily net assets sub-advised by the Sub-Adviser.
***	The daily advisory fee for the High Yield Portfolios is calculated by multiplying the aggregate net assets of the High Yield Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.